EXHIBIT 23.2

Consent of KPMG LLP

The Board of Directors
Riverstone Networks, Inc.:

The audits referred to in our report dated March 22, 2001, except as to Note 23, which is as of March 28, 2001, included the related financial statement schedule as of March 3, 2001, and for each of the years in the two-year period ended March 3, 2001, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on out audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statement (No. 333-58736) on From S-8 of Riverstone Networks, Inc. of our reports dated March 22, 2001, except as to Note 23 which is dated March 28, 2001, relating to the consolidated balance sheets of Riverstone Networks, Inc. and subsidiaries as of March 3, 2001, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the years ended February 29, 2000 and March 3, 2001, and May 30, 2001 related to the financial statement schedule, which reports appear in the March 2, 2002 annual report on Form 10-K of Riverstone Networks, Inc.

/s/    KPMG LLP

Mountain View, California
May 30, 2002